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                                                                    EXHIBIT 99.1

                       SERVICE CORPORATION INTERNATIONAL
                               1929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 522-5141

                                                                         , 200--

To the Holders of Service Corporation International's
7.70% Notes due 2009:

     Service Corporation International, a Texas corporation, is offering to exchange its 7.70% Notes due 2009 that have been registered under the Securities Act of 1933 (the "New Notes") for all outstanding 7.70% Notes due 2009 issued on September 25, 2002 (the "Old Notes"), upon the terms and subject to the
conditions set forth in the enclosed prospectus dated      --     , 2002 (the
"Prospectus") and the related letter of transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Prospectus under "The Exchange Offer -- Conditions of the Exchange Offer" beginning on page 27.

     The Old Notes were issued on September 25, 2002 in an original aggregate principal amount of $172,183,000, the full principal amount of which remains outstanding. The maximum amount of New Notes that will be issued in exchange for Old Notes is $172,183,000.

     Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to Mellon Investor Services LLC, the exchange agent (the "Exchange Agent"), for the Exchange Offer.

     If you have questions regarding the terms of the Exchange Offer, please direct your questions to Mellon Investor Services LLC at (888) 690-1063 (toll free) or (917) 320-6286 (banks and brokers).

     Thank you for your time and effort in reviewing this request.

                                          Very truly yours,

                                          SERVICE CORPORATION INTERNATIONAL